Exhibit 8.2

[Letterhead of]

CRAVATH, SWAINE & MOORE LLP

[New York Office]

[●], 2018

Altra Industrial Motion Corp.

Form of Tax Opinion Regarding Merger

Ladies and Gentlemen:

We have acted as tax counsel to Altra Industrial Motion Corp., a Delaware corporation (“Ainge”), in connection with (i) the Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) dated as of March 7, 2018, by and among Fortive Corporation, a Delaware corporation (“Fox”), Stevens Holding Company, Inc., a Delaware corporation and wholly owned subsidiary of Fox (“Newco”), Ainge and McHale Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Ainge (“Merger Sub”), and (ii) the Separation and Distribution Agreement (the “Distribution Agreement”) dated as of March 7, 2018, by and among Fox, Newco and Ainge. This opinion is being delivered in connection with the registration statement of Ainge on Form S-4 (Registration No. 333-224750), the registration statement of Newco on Form S-4 and Form S-1 (Registration No. 333-224754) (collectively, the “Registration Statements”), both initially filed with the Securities and Exchange Commission on May 8, 2018, as amended and supplemented through the date hereof, and the related Proxy Statement/Prospectus (the “Proxy Statement/Prospectus”). Capitalized terms used but not defined herein have the meanings set forth in the Merger Agreement.

In preparing our opinion, we have relied upon the accuracy and completeness of certain statements, representations, warranties, covenants and information made by representatives of Fox, Newco, Ainge and Merger Sub, including the accuracy and completeness of all representations and covenants set forth in certificates dated as of the date hereof by officers of Fox and Ainge (the “Officers Certificates”). We have also relied upon the accuracy and completeness of the statements, representations, warranties, covenants and information set forth in (i) the Merger Agreement, (ii) the Distribution Agreement, (iii) the Registration Statements, (iv) the Proxy Statement/Prospectus and (v) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below (collectively, and together with the Officer’s Certificates, the “Transaction Documents”).

For purposes of this opinion, we have assumed that such statements, representations, covenants and agreements are, and will continue to be, true and correct without regard to any qualification as to knowledge or belief. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, representations, covenants and agreements set forth in the Transaction Documents.

In preparing our opinion, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons and the authenticity of all documents. We have also assumed that: (i) the Merger, Distribution and Direct Sales will each be consummated in accordance with the terms of and in the manner contemplated by the Transaction Documents, and without waiver or modification of such terms; (ii) the Newco Contribution, taken together with the Distribution, will qualify for non-recognition of gain or loss pursuant to Sections 355, 361 and 368(a)(1)(D) of the Code; and (iii) the exchanges in the Merger and Direct Sales, respectively, will occur at fair market value, determined by arm’s length negotiations between Fox and Ainge and after taking into account any changes to the Preliminary Plan that have been (or may be) made prior to the Effective Time.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “IRS”) and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. Moreover, there can be no assurance that our opinion will be accepted by the IRS or, if challenged, by a court.

Based upon the foregoing, and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statements under the heading “U.S. Federal Income Tax Consequences of the Transactions” (other than, in the latter case, the assumption that the Merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code), we are of opinion that the Merger will be treated as a tax-free “reorganization” within the meaning of Section 368(a) of the Code in which no income, gain or loss will be recognized by Ainge, Merger Sub, Newco or the holders of Newco common stock (except with respect to the receipt of cash in lieu of fractional shares of Ainge common stock).

Except as set forth above, we express no other opinion. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, representation, statement, covenant, or assumption relied upon herein that becomes incorrect or untrue. This opinion is being delivered prior to the consummation of the proposed transactions and therefore is prospective and dependent on future events. We consent to the use of our name in the Registration Statements and with the filing of this opinion as an exhibit to the Registration Statements. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Altra Industrial Motion Corp.

300 Granite Street, Suite 201

Braintree, Massachusetts 02184

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